Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

W. P. CAREY & CO. LLC
(Exact name of issuer as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	13-3912578 (I.R.S. Employer Identification No.)

50 Rockefeller Plaza
New York, New York (Address of Principal Executive Offices)	10020 (Zip Code)
2009 SHARE INCENTIVE PLAN
(Full title of the plan)

Gordon F. DuGan
President
W. P. Carey & Co. LLC
50 Rockefeller Plaza
New York, New York 10020
(Name and address of agent for service)
(212) 492-1100
(Telephone number, including area code, of agent for service)
Copy to:
Jeffrey G. Aromatorio, Esq.
Reed Smith LLP
435 Sixth Avenue
Pittsburgh, Pennsylvania 15219
(412) 288-3364

     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

Title of	Amount		Proposed maximum	Amount
securities	to be	Proposed maximum	aggregate offering	of registration
to be registered	registered(1)	offering price per share(2)	price(2)	fee
Limited Liability Company Listed Shares	3,600,000	$25.75	$92,700,000	$5,172.66

(1)	Plus such additional number of shares as may be required pursuant to the W. P. Carey & Co. LLC 2009 Share Incentive Plan (the “Plan”) in the event of a stock dividend, split-up of shares, recapitalization or other similar change in the Limited Liability Company Listed Shares.

(2)	Estimated solely for the purpose of calculating the registration fee. Pursuant to Rules 457(h) and (c), the proposed maximum aggregate offering price for these shares which may be issued under the Plan is based on the average of the high and low sales prices of the Limited Liability Company Listed Shares as reported on the New York Stock Exchange Composite transactions listing for June 11, 2009 as quoted in The Wall Street Journal, similar reliable publication or online service.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The document(s) containing the information specified in Part I are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this Form S-8 Registration Statement in accordance with Rule 428 of the Securities Act of 1933, as amended (the “1933 Act”) and will be delivered to participants in accordance with such rule.
PART II
INFORMATION REQUIRED IN
REGISTRATION STATEMENT
Item 3. Incorporation of Certain Documents by Reference
     The following documents filed by the Company with the Securities and Exchange Commission (File No. 001-13779) are incorporated in this Registration Statement by reference and made a part of this Registration Statement:
     (a) The Company’s latest annual report on Form 10-K filed pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “1934 Act”);
     (b) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the 1934 Act since the end of the fiscal year covered by the annual report on Form 10-K referred to in paragraph (a) above; and
     (c) Any description of the Limited Liability Company Listed Shares which is contained in a registration statement filed by the Company pursuant to the 1934 Act, including any amendment or report filed for the purpose of updating such description.
     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act on or subsequent to the filing of the annual report on Form 10-K referred to in paragraph (a) above and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.
     Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other contemporaneously or subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
     You may read and copy registration statements, reports, proxy statements and other information filed by the Company at the public reference room maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549. You can call the Commission for further information about its public reference room at 1-800-732-0330. Such material is also available at the Commission’s website at http://www.sec.gov.

Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Under the Section 18-108 of the Delaware Limited Liability Company Act, a limited liability company may, subject to the provisions in its limited liability agreement, indemnify and hold harmless any member, manager or other person from and against any and all claims and demands whatsoever.
     According to the Certificate of Formation, the Operating Agreement and Bylaws of the Company (the “Organizational Documents”), any Director or officer of the Company is entitled to indemnification from the Company for any loss, damage or claim (including any reasonable attorney’s fees incurred by such person in connection therewith) due to any act or omission made by him, except in the case of fraudulent or illegal conduct of such person, provided that any indemnity shall be paid out of the assets of the Company only (or any insurance proceeds available therefor) and no Shareholder shall have any personal liability on account thereof. The termination of any action, suit or proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the Director or officer acted fraudulently or illegally. The indemnification provided by the Organizational Documents is not deemed to be exclusive of any other rights to which those indemnified may be entitled under any agreement, vote of Shareholders or Directors or otherwise and shall inure to the benefit of the heirs, executors and administrators of such a person. Any repeal or modification of the indemnification provisions contained in the Organizational Documents will not adversely affect any right or protection of a Director or officer of the Company existing at the time of such repeal or modification.
     The Company has adopted an Indemnification Policy applicable to its officers and Directors. The Indemnification Policy requires, among other things, that the Company indemnify its officers and Directors to the fullest extent permitted by Delaware law and advance to the Directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. The Company must also advance all expenses incurred by officers and Directors seeking to enforce their rights to advancement under the Indemnification Policy and may cover officers and Directors under the Company’s Directors and officers liability insurance. Although the Indemnification Policy offers substantially the same scope of coverage afforded by provisions in the Organizational Documents, it provides greater assurance to officers and Directors that indemnification will be available, because it cannot be modified unilaterally in the future by the Board of Directors or by the Shareholders to eliminate the rights that it provides with respect to existing facts.
     According to the Organizational Documents, the Company may, if the Directors of the Company deem it appropriate in their sole discretion, obtain insurance for the benefit of the Company’s Directors and officers, relating to the liability of such persons. The Directors and officers liability insurance would insure (i) the officers and Directors of the registrant from any claim arising out of an alleged wrongful act by such persons while acting as Directors and officers of the Company and (ii) the Company to the extent that it has indemnified the Directors and officers for such loss. The Company has obtained insurance for the benefit of the Company’s Directors and officers.
Item 7. Exemption From Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     An Exhibit Index, containing a list of all exhibits filed with this Registration Statement, is included on page II-7.

Item 9. Undertakings.
(a)	The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by section 10(a)(3) of the 1933 Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the 1934 Act that are incorporated by reference in the registration statement;
(2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the 1934 Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to trustees, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 18th day of June, 2009.

W. P. CAREY & CO. LLC
By:	/s/ Gordon F. DuGan
Gordon F. DuGan,
President and Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Gordon F. DuGan, Susan C. Hyde and Paul Marcotrigiano his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute, may lawfully do or cause to be done by virtue thereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 18th day of June, 2009.

Name	Title

/s/ Wm. Polk Carey Wm. Polk Carey	Chairman of the Board and Director

/s/ Gordon F. DuGan Gordon F. DuGan	President Chief Executive Officer and Director (Principal Executive Officer)

/s/ Mark J. DeCesaris Mark J. DeCesaris	Managing Director and Acting Chief Financial Officer (Principal Financial Officer)

/s/ Thomas J. Ridings Jr. Thomas J. Ridings Jr.	Executive Director and Chief Accounting Officer (Principal Accounting Officer)

/s/ Francis J. Carey Francis J. Carey	Director

Name	Title

/s/ Trevor P. Bond Trevor P. Bond	Director

/s/ Nathaniel S. Coolidge Nathaniel S. Coolidge	Director

/s/ Eberhard Faber IV Eberhard Faber IV	Director

/s/ Benjamin H. Griswold IV Benjamin H. Griswold IV	Director

/s/ Dr. Lawrence R. Klein Dr. Lawrence R. Klein	Director

/s/ Dr. Karsten von Köller Dr. Karsten von Köller	Director

/s/ Robert E. Mittelstaedt Robert E. Mittelstaedt	Director

/s/ Charles E. Parente Charles E. Parente	Director

/s/ Reginald Winssinger Reginald Winssinger	Director

W. P. CAREY & CO. LLC
2009 Share Incentive Plan

REGISTRATION STATEMENT
ON FORM S-8
Exhibit Index

Exhibit No.	Document	Sequential Page

4.1	Amended and Restated Limited Liability Company Agreement, incorporated by reference to Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 filed August 9, 2006.	*

4.2	Amended and Restated Bylaws, incorporated by reference to Form 8-K filed April 29, 2005.	*

4.3	W. P. Carey & Co. LLC 2009 Share Incentive Plan, incorporated by reference to Exhibit A of the Company’s definitive proxy statement on Schedule 14A filed April 30, 2009 (No. 001-13779).	*

5.1	Opinion of Reed Smith LLP as to the legality of the Limited Liability Listed Shares, filed herewith.	8

23.1	Consent of Reed Smith LLP (contained in the opinion filed as Exhibit 5.1 hereto).

23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm, filed herewith.	10

24.1	Power of Attorney, filed herewith as part of the signature pages.

*	Incorporated herein by reference.